EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated March 31, 2022 with respect to the consolidated financial statements of Alset EHome International Inc. and Subsidiaries, including in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission. We also audited the adjustments to the 2020 Consolidated financial statements to retrospectively present certain 2021 common control transactions. We also consent to the reference to our firm under the heading “Experts” appearing therein.

Jericho, New York

April 11, 2022